Exhibit 23.3

Consent when our report is incorporated by reference in the registration statement

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on form S-3 dated July 26, 2024 of Newmont Corporation, Newcrest Finance Pty Limited and Newmont USA Limited pertaining to the renewal of such Automatic Shelf Registration of our auditor’s report dated February 29, 2024 to the Board of Managers and Members of the Nevada Gold Mines LLC (the Joint Venture) on the consolidated financial statements of the Joint Venture, which comprise the balance sheets as at December 31, 2023 and 2022, and the statement of operations and comprehensive income, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2023 and the related notes, which include a summary of significant accounting policies, and effectiveness of internal control over financial reporting of the Joint Venture as of December 31, 2023, which appears in Newmont Corporation’s Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission. We note that the financial statements of the Joint Venture are not included in the Registration Statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada
July 26, 2024

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2500, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, ca_toronto_18_york_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.